Exhibit 23.1

                                 MALONE & BAILEY



 Consent of Independent Certified Public Accounts


         We consent to the use of our report dated February 24, 2004, on the consolidated financial statements of Pacific Gold Corp. as of December 31, 2003 and the related statements of stockholders' deficit, and cash flows for each of the two years then ended and for the period from December 31, 1996 (Inception) through December 31, 2003, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission. As independent public accountants, we hereby consent to all references to this form under the heading "Experts" and to the incorporation of our report dated February 24, 2004 in this Registration Statement (Form SB-2) and related prospectus of Pacific Gold Corp.



 /s/ Malone & Bailey
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 Malone & Bailey
 March 26, 2004